Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Entity	Jurisdiction of Organization	Name Under Which Subsidiary Does Business
Alaska United Fiber System Partnership	Alaska	Alaska United Fiber System Partnership, Alaska United Fiber System, Alaska United
GCI Communication Corp.	Alaska	GCI, GCC, GCICC, GCI Communication Corp.
GCI, Inc.	Alaska	GCI, GCI, Inc.
GCI Cable, Inc.	Alaska	GCI Cable, GCI Cable, Inc.
GCI Holdings, Inc.	Alaska	GCI Holdings, Inc.
Potter View Development Co., Inc.	Alaska	Potter View Development Co., Inc.
GCI Fiber Communication, Co., Inc.	Alaska	GCI Fiber Communication, Co., Inc., GFCC, Kanas